Exhibit 8.1

                           CASSELS BROCK & BLACKWELL
                             BARRISTERS & SOLICITORS
                                TRADE MARK AGENTS
                            SCOTIA PLAZA, SUITE 2100
                               40 KING STREET WEST
                             TORONTO, CANADA M5H3C2
                            TELEPHONE (416) 869-5300
                            FACSIMILE (416) 360-8877


December 2, 1998


ACT-GFX Canada, Inc.



Gentlemen:

Re:  New Exchangeable Shares


We have acted as counsel to ACT-GFX Canada, Inc. (the "Company") in connection with the Registration Statement on Form S-3 dated on or about December 2, 1998, as amended (the "Registration Statement"), relating to the shares of Common Stock issuable to the holders of the Exchangeable Shares pursuant to the terms of the Exchangeable Shares. Unless otherwise indicated, capitalized terms used herein shall have the meaning ascribed to them in the prospectus included in the Registration Statement (the "Prospectus"). We hereby confirm that, assuming that shares of Common Stock are issued to holders of Exchangeable Shares pursuant to the terms of the Exchangeable Shares as described in the Prospectus, the discussion under the caption "CANADIAN TAX CONSIDERATIONS" in the Prospectus expresses our opinion regarding the material Canadian tax considerations generally applicable to holders of Exchangeable Shares that receive Common Stock in exchange for such Exchangeable Shares pursuant to their terms, and the ownership and disposition of Common Stock acquired in the exchange.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "CANADIAN TAX CONSIDERATIONS" in the Prospectus. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.

Very yours,

CASSELS BROCK & BLACKWELL